Legal opinion of Morse & Morse, PLLC
EX-5.7

EXHIBIT 23.17

October 3, 2006

Board of Directors

BlastGard International, Inc.

12900 Automobile Blvd., Suite D

Clearwater, Florida  33762

Dear Sirs:

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated March 13, 2006 relating to the balance sheet of BlastGard International, Inc. as of December 31, 2005, and the related statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004.

We also consent to the use of our name in the section of the filing entitled “Experts”.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP

Certified Public Accountants

Englewood, Colorado